Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to  the incorporation by reference in Registration Statement No. 333-91935 on Form S-3 of our report dated February 27, 2014, relating to the financial statements of Oncor Electric Delivery Transition Bond Company LLC, appearing in this Annual Report on Form 10-K of Oncor Electric Delivery Transition Bond Company LLC for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 27, 2014